NUANCE COMMUNICATIONS, INC.	ONE WAYSIDE ROAD BURLINGTON, MA 01803	781 565 5000 NUANCE.COM
Exhibit 10.2

TO:	All Non-Commission Employees
FROM:	Corporate Human Resources
RE:	2006 Incentive for Performance (IFP) Bonus Program
DATE:	February 6, 2005
We are pleased to confirm the details of the FY 2006 Incentive for Performance (IFP) Bonus Program, which was introduced at the Company Meeting held in December. The Bonus Program has three payout elements: the portion based upon company achievement, which comprises 50% of the Annual Bonus Opportunity, and two portions based on departmental achievement, which comprises the remaining 50% of the Annual Bonus Opportunity and is evenly split into two bonus periods as illustrated below.

Program Components	1st Half 2006		2nd Half 2006
	Q1	Q2	Q3	Q4
Department Opportunity	25% (payable the first payroll in May 2006)		25% (payable the first payroll in December 2006)
Company Opportunity	50% (payable the first payroll in December 2006)
The payout of the departmental portion of the Bonus Program will be based upon achievement of specific goals that will be established for each half-year period and communicated by the department’s senior vice president. Payout of the company portion of the Bonus Program will be based upon achievement of Nuance Communications, Inc. corporate targets set for the fiscal year as follows:

Achievement Against Plan	Targets
Revenue
EPS
Total Payout	25%	75%	100%
The terms and conditions of the FY2006 Bonus Program are outlined below.

Effective Date	This plan is effective October 1, 2005 through September 30, 2006. It is a discretionary plan that may be modified or cancelled at any time by the Chairman and CEO.

Eligibility	All non-commission employees are eligible to participate. Newly hired employees’ annual bonus opportunities are pro-rated based on the number of weeks worked at Nuance during the bonus period. Employees who voluntarily resign from Nuance, for any reason, prior to a payout date are not eligible to receive a payout. Employees who are on a leave of absence during the year will have their bonus opportunities pro-rated based on the amount of time they are at work.

Annual Bonus Opportunity	The annual bonus opportunity for the Bonus Program is based on the employee’s position in the company’s job structure and salary at the end of the payout periods, March 31, 2006 and September 30, 2006. Employees’ individual bonus opportunities will remain consistent with those of 2005, unless otherwise communicated in writing.

The target percent and corresponding bonus amount do not change within the plan year unless:
•	An employee is promoted into a position that carries a higher percentage opportunity (e.g., from individual contributor to manager). When this occurs, the opportunity percentage and bonus amount are pro-rated based on the effective date of the change; or

•	An employee’s status changes. If, at some point during the plan year, an employee’s status changes from part-time to full-time or vice versa, the opportunity percentage and bonus amount are pro-rated based on the effective date of the change.

Fiscal Year Bonus Opportunity Split	Your annual bonus opportunity will be split into a first half opportunity of 25%, equal to 50% of your annual departmental opportunity, and a second half opportunity of 75% which comprises the remainder of your departmental opportunity along with the full company opportunity.

Payout Guidelines	The first half bonus will be paid after the 2nd quarter-end close, anticipated to be in the first pay period of May. The second half bonus will be paid after the 4th quarter-end/year-end close, anticipated to be in the first pay period of December (pay dates vary based upon geographic location).

50% of your bonus opportunity is based on the achievement of company performance goals (revenue and EPS) and the other 50% is based on the achievement of your department’s goals. The company needs to achieve all of the company goals established in order for you to receive 50% of the annual bonus opportunity. Your department needs to achieve all of the assigned departmental goals in order for you to receive the other 50% of the annual bonus opportunity. In addition, the company targets described above are based on the company’s current operations and may be adjusted to take into consideration any significant changes to the company’s operations.

Bonus payouts are capped at 100% of your bonus opportunity. Incremental payouts under this plan, if any, will be awarded at the discretion of the CEO.

Example:
•	Sally is paid $60,000 per year and is eligible for a 10% bonus or $6,000.

•	For the first half year period, Sally is eligible for 25% of the bonus opportunity or $1,500 (equal to 1/2 of the departmental opportunity).

•	For the second half year period, Sally is eligible for 75% of the bonus opportunity or $4,500 (equal to 1/2 of the departmental opportunity plus the full company opportunity).

•	Her department attained all of their goals for the first half year period but failed to attain their second half year goals (each weighted as 25% of annual opportunity), so Sally is eligible for only half of the 50% annual bonus opportunity tied to her department goals.

•	Nuance attained both the revenue and EPS goals set for the year, so she will receive full payout on the 50% bonus opportunity ($3,000) tied to the company performance goals.

•	Based on this scenario, Sally will be paid $1,500 on 5/15/06 for achievement of departmental goals in the first half and $3,000 on 12/15/06 for achievement of the annual company objectives. Her total annual payout is therefore equal to $4,500, or 75% of her annual opportunity.

Payout Methods	The company reserves the right to provide bonus payouts in either cash and/or restricted stock. As a general rule, restricted stock awards would be utilized at Director level positions and above.
As always, you should consider this compensation information to be company confidential and only discuss it with your manager or your Human Resources representative.